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                                                                     EXHIBIT 2.1





                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                               ANTEC CORPORATION,

                          BROADBAND PARENT CORPORATION,

                        BROADBAND TRANSITION CORPORATION,

                              NORTEL NETWORKS LLC,

                              NORTEL NETWORKS INC.,

                                       and

                            ARRIS INTERACTIVE L.L.C.

                            Dated as of April 9, 2001


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                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         This First Amendment to the Agreement and Plan of Reorganization, dated as of April 9, 2001 (this "Amendment"), is by and among ANTEC CORPORATION, a corporation organized under the laws of Delaware (the "Company"), BROADBAND PARENT CORPORATION, a corporation organized under the laws of Delaware ("Newco"), BROADBAND TRANSITION CORPORATION, a corporation organized under the laws of Delaware ("Transition"), NORTEL NETWORKS INC., a corporation organized under the laws of Delaware ("Nortel Networks"), NORTEL NETWORKS LLC, a limited liability company organized under the laws of Delaware, and ARRIS INTERACTIVE L.L.C., a limited liability company organized under the laws of Delaware ("Existing Venture"). Capitalized terms not otherwise defined herein shall have the respective meanings given them in the Agreement and Plan of Reorganization, dated as of October 18, 2000, by and among the parties hereto (the "Original Agreement" and, as amended hereby, the "Agreement").

                                   WITNESSETH:

         WHEREAS, the Company, Newco, Transition, Nortel Networks, Nortel Networks LLC, and Existing Venture entered into the Original Agreement, whereby the parties agreed: (1) that Transition would merge with and into the Company (the "Merger") so that the Company would be the surviving corporation in the Merger and a wholly-owned subsidiary of Newco and the stockholders of the Company would receive shares of Newco Common Stock and (2) that Nortel Networks LLC would contribute its interest in the Existing Venture to Newco in exchange for (i) shares of Newco Common Stock and (ii) cash as described in the Original Agreement; and

         WHEREAS, the respective Boards of Directors or the Managing Member (as applicable) of the Company, Newco, Transition, Nortel Networks, and Nortel Networks LLC have determined that it is advisable and in the best interests of their respective companies and their respective stockholders or members (as applicable) to modify the terms of the Original Agreement so that, among other things, (i) a portion of the Existing Venture's currently outstanding indebtedness to Nortel Networks LLC pursuant to the Existing Venture Loan Agreement (including all of the amounts attributable to the Company's Participating Interest (as defined below) therein) be contributed to the capital of the Existing Venture, (ii) Nortel Networks LLC contribute its entire equity interest in the Existing Venture to Newco in exchange for 37 million shares of Newco Common Stock (the "Newco Shares") and no cash, (iii) the remaining portion of the Existing Venture's currently outstanding indebtedness to Nortel Networks LLC under the Existing Venture Loan Agreement, and certain other currently outstanding obligations of the Existing Venture to Nortel Networks and/or its Affiliates, be deemed paid in full and satisfied by the issuance to Nortel Networks LLC of the New Membership Interest (as defined below) and the guaranty by Newco of the redemption of the New Membership Interest, and (iv) contingent payment in the amount of up to $10 million plus the amount of cash and cash equivalents then held by the Existing Venture is made to Nortel Networks LLC at and immediately following the Closing, in each case as further described in, and on the terms and conditions set forth in, the Agreement as amended hereby; and


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         WHEREAS, the respective Boards of Directors or the Managing Member (as applicable) of the Company, Newco, Transition, Nortel Networks, and Nortel Networks LLC have determined that it is advisable and in the best interests of their respective companies and their respective stockholders or members (as applicable) to amend the Original Agreement and certain of the pre-existing Ancillary Agreements to provide for the foregoing and the other matters set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                           AMENDMENTS TO THE AGREEMENT

         A. Article I of the Original Agreement shall be amended by making additions of and amendments to the following definitions:

                  1. The definition of "Affiliate" in the Original Agreement shall be amended and restated in its entirety as follows: " "Affiliate" of a party shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such party; provided, however, that the Existing Venture shall not, for the purposes of this Agreement or any Ancillary Agreement, be, or be deemed or construed to be, an affiliate of either (i) the Company or any of its Affiliates or (ii) Nortel Networks or any of its Affiliates, except that the Existing Venture shall be deemed and construed to be an affiliate of the Company (and its Affiliates), but not of Nortel Networks (or its Affiliates), as of and after the Closing.".

                  2. The definition of "Agreement" in the Original Agreement shall be deleted in its entirety and "Agreement" shall have the meaning set forth in the introductory paragraph of this Amendment.

                  3. The definition of "Ancillary Agreements" in the Original Agreement shall be amended by making the following additions and modifications:

                           (a)      Subsection (i) shall be deleted in its
entirety and replaced with the following: "(i) Amended and Restated Investor Rights Agreement among Newco, Nortel Networks and Nortel Networks LLC dated as of April 9, 2001 (the "Investor Rights Agreement"), attached as Exhibit C;";

                           (b)      Subsection (v) shall be deleted in its
entirety and replaced with the following: "(v) Intellectual Property Agreement between the Existing Venture and Nortel Networks Limited (the "Intellectual Property Agreement"), attached as Exhibit E;";

                           (c)      Subsection (vi) shall be deleted in its
entirety and replaced with the following: "(vi) Termination Agreement among the Company, Nortel Networks, Nortel Networks LLC, Nortel Networks Limited, a Canadian corporation, Newco and the Existing Venture, dated October 18, 2000 (the "Original Termination Agreement"), attached as Exhibit F, as amended by the First Amendment to Termination Agreement among the same parties, dated as


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of April 9, 2001 (the "Termination Amendment" and, together with the Original
Termination Agreement, the "Termination Agreement"), attached as Exhibit F-2;";

         (d) Subsection (x) shall be added as follows: "(x) Second Amended and Restated Limited Liability Company Agreement of the Existing Venture, dated as of the Closing Date, providing, among other things, for the issuance to Nortel Networks LLC of the New Membership Interest at the Closing as contemplated by Sections 4.01(a) and 4.02(d), the partial redemption of the same immediately following the Closing as contemplated by Section 4.07, other matters set forth in Exhibit H and such other matters as may be reasonably agreed by Nortel Networks LLC and the Company at or prior to the Closing (the "New Operating Agreement").";

         (e) Subsection (xi) shall be added as follows: "(xi) Subordinated Guaranty of Newco in favor of Nortel Networks LLC, dated as of the Closing Date, with such terms as are set forth in Exhibit I-2 and such other terms and in such form as may be reasonably agreed by Nortel Networks and the Company at or prior to the Closing (the "Guaranty");"; and

         (f) Subsection (xii) shall be added as follows: "(xii) Release and Amendment Agreement among the Company, Newco, Transition, Nortel Networks, Nortel Networks LLC and Existing Venture dated as of April 9, 2001, attached as Exhibit J.".

       4. The definition of "Contemplated Financing" shall be added in alphabetic order as follows: " "Contemplated Financing" shall have the meaning ascribed to such term in Section 7.17.".

       5. The definition of "Closing Date Nortel Redemption" shall be added in alphabetic order as follows: " "Closing Date Nortel Redemption" shall have the meaning ascribed to such term in Section 4.07.".

       6. The definition of "Existing Venture Cash Balance" shall be added in alphabetic order as follows: " "Existing Venture Cash Balance" shall mean the U.S. dollar amount of cash and cash equivalents held by the Existing Venture on the Business Day immediately preceding the Closing Date."

       7. The definition of "Guaranty" shall be added in alphabetic order as follows: " "Guaranty" shall have the meaning ascribed to such term in clause (xi) of the definition of the term "Ancillary Agreements" in this Section 1.01.".

       8. The definition of "Interest" shall be added in alphabetic order as follows: " "Interest" shall have the meaning ascribed to such term in the Existing Venture Loan Agreement, provided that, for the avoidance of doubt, such term specifically excludes the New Membership Interest.".

       9. The definition of "New Membership Interest" shall be added in alphabetic order as follows: " "New Membership Interest" shall mean the limited liability company interest in the Existing Venture to be issued to Nortel Networks LLC at the Closing as contemplated by Sections 4.01(a) and 4.02(d), with such terms as are set forth in this Agreement (including Exhibit H) and such other terms as may be reasonably agreed by Nortel Networks LLC and the



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Company at or prior to the Closing, all such terms to be reflected in the New
Operating Agreement.".

         10. The definition of "New Membership Interest Balance" shall be added in alphabetic order as follows: " "New Membership Interest Balance" shall have the meaning ascribed to it in Section 4.02(f).".

         11. The definition of "Newco Shares" in the Original Agreement shall be deleted in its entirety and "Newco Shares" shall have the meaning set forth in the recitals to this Amendment for all purposes of the Agreement as amended hereby.

         12. The definition of "Nortel Amount Payable" shall be added in alphabetic order as follows: " "Nortel Amount Payable" shall have the meaning ascribed to such term in Section 4.02(e)."

         13. The definition of "Nortel Redemption Amount" shall be added in alphabetic order as follows: " "Nortel Redemption Amount" shall mean the amount, if any, permitted by the terms of the Contemplated Financing to be borrowed by the Existing Venture and paid to Nortel Networks LLC on the Closing Date immediately following the Closing in connection with the Closing Date Nortel Redemption (as contemplated by Section 4.07 and Exhibit H), but not greater than the amount of $10,000,000.00.".

         14. The definition of "Obligations" shall be added in alphabetic order as follows: " "Obligations" shall have the meaning ascribed to such term in the Existing Venture Loan Agreement (provided that the royalties referenced in clause (z) of Section 4.02(d)(ii) of the Agreement do not constitute Obligations for the purposes of the Agreement).".

         15. The definition of "Outside Closing Date" in the Original Agreement shall be amended by deleting such definition in its entirety and inserting the following in lieu thereof: " "Outside Closing Date" shall mean the earlier of (A) July 31, 2001, and (B) such date following the termination of the commitment for the Contemplated Financing as Nortel Networks, in its sole discretion, concludes that the Company will not be able to fulfill the financing condition set forth in Section 8.03(f). For these purposes the commitment for the Contemplated Financing shall be deemed to be terminated: (i) when the Company has received notice from the lenders that the commitment is terminated,
(ii) when the Company will not be able to meet the financing conditions under the commitment for the Contemplated Financing and the lenders have indicated their unwillingness to modify or waive such conditions to permit consummation of the Contemplated Financing, or (iii) if the Company fails to confirm in writing to Nortel Networks, within two (2) Business Days of any written request for such confirmation by Nortel Networks, the Company's good faith and reasonable belief that it will be able to fulfill the financing conditions or negotiate modifications or waivers of the terms of the commitment for the Contemplated Financing to permit consummation of the Contemplated Financing, which confirmation shall specify the actions to be taken by the Company to meet the lenders' requirements and the Company's reasons for believing that such requirements will be satisfied, all of which shall be reasonably satisfactory to Nortel Networks; provided that any modification or waiver of the financing conditions or otherwise of the terms of the commitment for the Contemplated Financing to permit consummation of the Contemplated Financing as referenced


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in clauses (ii) and (iii) of this sentence which requires modification of any of the terms of the Agreement or any Ancillary Agreement or otherwise requires any action or omission not specified in the Agreement or the Ancillary Agreements to be taken or omitted to be taken by Nortel Networks or any of its Affiliates, or adversely affects any of the material rights of Nortel Networks or any of its Affiliates set forth in the Agreement or any Ancillary Agreement, shall be conclusively deemed to constitute termination of the commitment for the Contemplated Financing for the purposes of clause (B) of the sentence above.".

         16. The definition of "Participating Interest" shall be added in alphabetic order as follows: " "Participating Interest" shall mean, collectively, the Company's Optional Participating Interest (if any) and Mandatory Participating Interest (as such terms are defined in the Existing Venture Loan Agreement).".

         17. The definition of "Year 2001 Loan Amount" shall be added in alphabetic order as follows: " "Year 2001 Loan Amount" shall have the meaning ascribed to such term in Section 4.01(a).".

         18. The definition of "Year-End 2000 Loan Amount" shall be added in alphabetic order as follows: " "Year-End 2000 Loan Amount" shall mean the amount of $124,132,911.60.".

         19. The definition of "1999 Amount Payable" shall be added in alphanumeric order as follows: " "1999 Amount Payable" shall have the meaning ascribed to such term in Section 4.02(d)."

         20. The definition of "2000 Amount Payable" shall be added in alphanumeric order as follows: " "2000 Amount Payable" shall have the meaning ascribed to such term in Section 4.02(d)."

         21. The definition of "2001 Amount Payable" shall be added in alphanumeric order as follows: " "2001 Amount Payable" shall have the meaning ascribed to such term in Section 4.02(d)."

         22. The definition of "2001 Interim Period" shall be added in alphanumeric order as follows: " "2001 Interim Period" shall mean the period from and including January 1, 2001 to and including the Closing Date.".

         B. Article II of the Original Agreement shall be amended by deleting Section 2.01(c) in its entirety and inserting the following in lieu thereof:

         "(c)     Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of Transition, as in effect immediately prior to the Effective Time, but with the heading and Article 1 of the certificate of incorporation amended to read: "The name of the Corporation is ANTEC Corporation," and the by-laws shall be amended to reflect the name change, and shall be those of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.".


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         C.       Article IV of the Original Agreement shall be amended by
deleting Sections 4.01, 4.02, 4.03 and 4.04 in their entirety and inserting the following in lieu thereof:

                  "4.01.   Indebtedness Under Existing Venture Loan Agreement.
         In connection with the Existing Venture Loan Agreement:

                           (a) at the Closing, any and all Obligations (including, for the avoidance of doubt, the unpaid royalties payable by the Existing Venture outstanding as of December 31, 2000 in the aggregate amount of approximately $14,000,000 (subject to final reconciliation by the Company and Nortel Networks in good faith prior to the Closing), which royalties shall, for the purposes of the Agreement, be deemed to have been advanced to the Existing Venture under the Existing Venture Loan Agreement as of January 1, 2001, together with interest thereon from January 1, 2001 until the Closing at the rate specified in the Existing Venture Loan Agreement) incurred by the Existing Venture under the Existing Venture Loan Agreement on or after January 1, 2001 (other than any interest accruing on the Year-End 2000 Loan Amount for the 2001 Interim Period) shall be deemed paid in full and satisfied by the issuance of the New Membership Interest by the Existing Venture to Nortel Networks LLC and the execution and delivery of the Guaranty (the amount of such Obligations, the "Year 2001 Loan Amount");

                           (b) at the Closing, (i) the Company shall contribute to the capital of the Existing Venture all of the Company's Participating Interest (including the portion thereof attributable to interest accrued but unpaid under the Existing Venture Loan Agreement on the portion of the Obligations represented by the Year-End 2000 Loan Amount for the 2001 Interim Period), which Participating Interest was equal, as of December 31, 2000 and prior to the addition of interest for the 2001 Interim Period, to $9,834,343.15, (ii) Nortel Networks LLC shall contribute to the capital of the Existing Venture all of the Obligations remaining outstanding after the payment in full and satisfaction of the portion of such obligations equal to the Year 2001 Loan Amount as set forth in Section 4.01(a), less the amount of the Company's Participating Interest contributed to the capital of the Existing Venture pursuant to clause (i) of this Section 4.01(b) (the amount of such contribution by Nortel Networks LLC was equal, as of December 31, 2000 and prior to the addition of interest for the 2001 Interim Period, to $114,298,568.45), and (iii) the capital accounts of the Company and Nortel Networks LLC in the Existing Venture attributable to their respective Interests shall be appropriately adjusted to reflect the foregoing contributions to the capital of the Existing Venture (which shall be deemed to occur prior to the issuance of the New Membership Interest to Nortel Networks LLC), and the Company's and Nortel Networks LLC's respective Interests also shall be adjusted, on the basis of the Existing Venture valuation of $122,000,000.00, to reflect the same;

                           (c) prior to the Closing, the Company, at the Company's sole election, may require the Existing Venture to make an election pursuant to Section 754 of the Code;

                           (d) at the Closing, upon consummation of the transactions contemplated by Sections 4.01(a) and (b) above, the Existing Venture Loan Agreement


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                  shall terminate (as set forth in greater detail in, and
                  subject to, the Termination Agreement), and no further amounts may be advanced thereunder; and

                           (e) prior to the Closing, the Existing Venture shall not make any payments under the Existing Venture Loan
    Agreement without the prior written consent of Nortel Networks
    LLC.

                        4.02.    Satisfaction of Existing Obligations.

                                (a)      [Intentionally Omitted]

                                (b)      [Intentionally Omitted]

                                (c)      [Intentionally Omitted]

                                (d) At the Closing, the Existing Venture shall issue the New Membership Interest, and Newco shall execute and deliver the Guaranty, in each case to Nortel Networks LLC. Such issuance of the New Membership Interest and the execution and delivery of the Guaranty shall be deemed to constitute payment in full and satisfaction of the following obligations of the Existing Venture:

                                         (i)      the portion of the Obligations
         equal to the Year 2001 Loan Amount, as set forth in Section 4.01(a);
         and

                                         (ii)     all amounts owed by the
         Existing Venture, as of the Closing, to Nortel Networks and/or its Affiliates for purchases of goods and/or services and/or royalties (other than any amounts deemed advanced under the Existing Venture Loan Agreement), including (x) in respect of purchases of goods and/or services by the Existing Venture on or prior to December 31, 1999, the aggregate amount of $17,200,000 (the "1999 Amount Payable"), (y) in respect of purchases of goods and/or services by the Existing Venture with respect to the year ended December 31, 2000, the aggregate amount of approximately $45,000,000 (subject to final reconciliation by the Company and Nortel Networks in good faith prior to the Closing) (the "2000 Amount Payable"), and (z) the aggregate amount owed to Nortel Networks and/or its Affiliates as of the Closing relating to (A) purchases of goods and/or services by the Existing Venture with respect to the 2001 Interim Period, and (B) royalties payable by the Existing Venture to Nortel Networks and/or its Affiliates with respect to the 2001 Interim Period (such aggregate amount, the "2001 Amount Payable").


                                (e) At the Closing, the obligations of the Existing Venture described in clause (ii)(z) of Section 4.02(d) above shall be offset by the aggregate amount (the "Nortel Amount Payable") owed by Nortel Networks and its Affiliates to the Existing Venture relating to purchases of goods and/or services from the Existing Venture by Nortel Networks and/or its Affiliates at all times prior to the Closing, as reflected in Section 4.02(f) below, and all obligations of Nortel Networks and/or or its Affiliates relating to such purchases (other than the obligation to return to the Existing Venture the inventory of Existing Venture products held by Nortel Networks and its Affiliates as of


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         the Closing, as set forth on Schedule 8.01(f)) shall be deemed paid in full and satisfied in full as of the Closing.

                  (f) In connection with the issuance by the Existing Venture of the New Membership Interest to Nortel Networks LLC and the execution by Newco and delivery to Nortel Networks LLC of the Guaranty, as contemplated by Sections 4.01(a) and 4.02(d) above, all of the right, title and interest of Nortel Networks and its Affiliates (including Nortel Networks LLC) in and to the obligations and amounts set forth in clauses (i) and (ii) of Section 4.02(d), as adjusted by operation of Section 4.02(e), shall be deemed contributed by or on behalf of Nortel Networks LLC to the capital of the Existing Venture. The initial capital account balance of Nortel Networks LLC in the Existing Venture attributable to the New Membership Interest shall, as of the Closing, be equal to the New Membership Interest Balance. For the purposes of this Agreement, the term "New Membership Interest Balance" shall mean (i) the sum of (A) the Year 2001 Loan Amount, (B) the 1999 Amount Payable, (C) the 2000 Amount Payable and (D) the 2001 Amount Payable, less (ii) the sum of the Nortel Amount Payable and the Existing Venture Cash Balance. The Year 2001 Loan Amount, the 2001 Amount Payable, the Nortel Amount Payable, the Nortel Redemption Amount and the Existing Venture Cash Balance shall, subject to the other provisions of this Agreement, be determined by Nortel Networks and the Company in good faith as close to (but prior to) the Closing as reasonably practicable.

                  4.03.    [Intentionally Omitted].

                  4.04. Contribution. At the Closing, immediately after consummation of all of the transactions contemplated by Sections 4.01 and 4.02, in exchange for Nortel Networks LLC's Interest in the Existing Venture, free and clear of any Liens, Newco shall issue to Nortel Networks LLC the Newco Shares, as follows (all such transactions, collectively, the "Contribution"):

                           (a) Nortel Networks LLC shall transfer all of its Interest in the Existing Venture to Newco by delivering to Newco an executed Instrument of Assignment and Assumption and thereafter delivering to Newco such other documents as Newco may reasonably request to effect the transfer on the books and records of the Existing Venture; and

                           (b) Newco shall issue the Newco Shares to Nortel Networks LLC, and shall deliver to Nortel Networks LLC one or more stock certificates in the aggregate representing the Newco Shares in the name of Nortel Networks LLC or such other subsidiary of Nortel Networks as Nortel Networks may specify in a notice delivered to Newco not less than two Business Days prior to the Closing."

         D. Article IV of the Original Agreement shall be amended by deleting the first sentence in Section 4.05 in its entirety and inserting the following in lieu thereof:

         "At the Closing, each of the Company and Nortel Networks LLC shall execute and deliver the New Operating Agreement, amending and restating in its entirety


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         the Amended and Restated Limited Liability Company Agreement of the
         Existing Venture LLC, dated as of March 31, 1999 (the "Existing Venture Operating Agreement").".

         E. Article IV of the Original Agreement shall be amended by adding at the end thereof a new Section 4.07 reading in its entirety as follows:

         "On the Closing Date, immediately following the Closing and the consummation of the Contemplated Financing, the Existing Venture shall pay to Nortel Networks LLC, as the holder of the New Membership Interest and in partial redemption thereof (the "Closing Date Nortel Redemption"), the Nortel Redemption Amount, in cash in immediately available U.S. funds.

         F. Article V of the Original Agreement shall be amended by deleting Section 5.01(h) in its entirety and inserting the following in lieu thereof:

                           "(h)     Amendments. Amend the Company, Newco or
         Transition certificate of incorporation or by-laws, except that Newco may amend the Newco certificate of incorporation to contain terms identical to the Company's certificate of incorporation as in effect on the date hereof except that there shall be 325,000,000 authorized shares of stock and except that Newco's name shall be changed to "Arris Group, Inc."

         G. Article V of the Original Agreement shall be amended by inserting at the end of the existing language of Section 5.02(b)(i) the following:

         "; provided, however, that the actions and omissions relating to operations of the Existing Venture specified on Schedule 5.02(b) to the Agreement shall be conclusively deemed to be permitted by the provisions of this Section 5.02(b), and no such actions or omissions shall constitute, or be deemed or construed to constitute, a breach or violation of this Section 5.02(b)."

         H. Article V of the Original Agreement shall be amended by deleting Section 5.02(b)(ii) in its entirety and inserting the following in lieu thereof:

         "(ii) Distributions. Permit the Existing Venture to make any distributions to members (provided that the foregoing shall not apply to royalty payments, or other payments under commercial agreements, by the Existing Venture), except as otherwise provided in Section 4.01 or
         Section 4.02."

         I.       Article VII of the Original Agreement shall be amended by:

                  1. amending Section 7.13(a) by adding the following sentence at the end of such Section 7.13(a):

                  "Without limiting the generality of the foregoing, the Company shall keep Nortel Networks apprised of the status of all discussions with the lenders with respect to the Contemplated Financing (or any addition, deletion, amendment, modification, extension or


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termination of the same or of any material term thereof), and shall provide
Nortel Networks with (i) a written status report relating to such discussions not less frequently than every two weeks, and (ii) in any event, immediate written notice of any fact, circumstance or development which may affect the ability of the Company, Newco and the Existing Venture to consummate the Contemplated Financing in accordance with its terms.";

         2. deleting Section 7.17 in its entirety and inserting the following in lieu thereof:

                  "7.17    Financing. Each of the Company and Newco shall use
reasonable best efforts to close on the financing (the "Contemplated Financing") referenced in the commitment letters described in Section 6.01(u) above. Further, in the event that the Company and Newco are not able to close on the financing referenced in such commitment letters, each of the Company and Newco shall use its respective reasonable best efforts, both prior to and after the Closing if necessary, to close on a bank or other financing that would provide, on such terms (including availability and duration) as the Company in good faith believes are reasonable, working capital sufficient to fund their operations for the period from the Closing Date and until December 31, 2002 in accordance with the projections for such operations for such period which were provided by the Company to Nortel Networks on March 12, 2001 (subject to adjustment of such projections for any changes in the business occurring between the date hereof and the Closing Date which were not contemplated by such projections).";

         3. deleting the first sentence of Section 7.21 in its entirety and inserting the following in lieu thereof:

                  "Each of the parties hereto agrees to negotiate in good faith, prior to the Closing, the following agreements and instruments:

                           (a)      the Sales Representative/Distribution
                                    Agreement;
                           (b)      the Transition Services Agreement;
                           (c)      the Supply and Manufacturing Agreement;
                           (d)      the Development Agreement;
                           (e)      the exhibits and schedules to the
                                    Intellectual Property Rights Agreement;
                           (f)      the New Operating Agreement; and
                           (g)      the Guaranty,

containing terms consistent with (i) with respect to the agreements listed in clauses (a) through (d) above, the term sheet therefor attached hereto as
Exhibit I, as amended, as such terms may have been further developed and/or modified by the parties in discussions occurring during the period from October 18, 2000 to and including April 9, 2001, (ii) with respect to the exhibits and schedules listed in clause (e), the parties' discussions relating thereto during the period from October 18, 2000 to and including April 9, 2001, and (iii) with respect to the New Operating Agreement and the Guaranty, the other provisions of this Agreement (including Exhibit H and Exhibit I-2).";

         4. amending the second sentence of Section 7.21 by adding (i) the words "listed in items (a) through (d) above" after the word "agreements" in the second line, (ii) the word "such" before the word "unresolved" in the second line, and (iii) the word "such" before the word "unresolved" in the third line; and

         5. deleting Section 7.22 in its entirety and inserting the following in lieu thereof:

                  "7.22    Amendments. Newco shall amend the Newco certificate
of incorporation to contain terms identical to the Company's certificate of incorporation as in effect on the date hereof except that there shall be 325,000,000 authorized shares of stock and except that Newco's name shall be changed to "Arris Group, Inc.".

         J.       Article VIII of the Original Agreement shall be amended by

         1. deleting Section 8.01(f) in its entirety and inserting the following in lieu thereof:

         "(f)     Inventory. Certain matters relating to the return to the
         Existing Venture of the inventory of Existing Venture products held by Nortel Networks and its Affiliates as of the Closing, payment by the Existing Venture for the same, and other matters relating to such inventory shall be addressed and resolved by the parties as set forth in Schedule 8.01(f)."; and

         2. adding, at the end of Section 8.01, a new paragraph (g) of such Section 8.01 reading in its entirety as follows:

         "(g)     New Operating Agreement and Guaranty. The Company and Nortel
         Networks LLC shall have reached agreement on the form and substance of the New Operating Agreement and the Guaranty.".

         K. Section 8.02(a) of Article VIII of the Original Agreement shall be amended by adding "(i)" after the word "except" in the seventh line of such Section and before the phrase "as would not have or reasonably be expected to have", and by adding a new clause at the end of the sentence reading in its entirety as follows:

         ", or (ii) as may arise or result from any action or omission contemplated by the proviso of Section 5.02(b)(i) and Schedule 5.02(b)."

         L. Article VIII of the Original Agreement shall be amended by adding, at the end of Section 8.02, a new paragraph (f) of such Section 8.02 reading in its entirety as follows:

         "(f)     Financing. The Company, Newco and Existing Venture shall have obtained bank or other financing on terms no less favorable to Newco and the Company than those described in Exhibit A hereto, or the Company, Newco and Existing Venture shall have sufficient working capital and cash availability (from cash on hand, operations, borrowings under the Company's current credit facility or any replacement thereof, any equity financings and/or asset sales, and all other reasonably available sources), on such terms (including availability and duration, if applicable) as the Company in good faith believes are reasonable, to fund their operations for the period from the Closing Date and until December 31, 2002 in accordance with the projections for such operations for such period which were provided by the Company to Nortel Networks on March 12, 2001 (subject to adjustment of such projections for any changes in the business occurring between the date hereof and the Closing Date which were not contemplated by such projections)."

         M. Article VIII of the Original Agreement shall be amended by adding, at the end of Section 8.03, a new paragraph (f) and a new paragraph (g) of such Section 8.03 reading in their entirety as follows:

         "(f)     Financing. (i) The Company, Newco and Existing Venture shall have obtained bank or other financing on terms no less favorable to Newco and the Company than those described in Exhibit A, (ii) true, correct and complete copies of the definitive documentation for such bank or other financing shall have been provided to Nortel Networks, and (iii) no term or provision of such bank or other financing shall be materially different from, or in addition to, those set forth in Exhibit A, Exhibit H or Exhibit I-2, as applicable, in a manner that
         (A) restricts the ability of Nortel Networks to sell or transfer shares of Newco common stock (it being understood that if the definitive documentation for such financing provides that an acquisition by any Person of shares of Newco common stock comprising less than 30% of the then outstanding such shares, whether in one transaction or in a series of transactions, constitutes a default or an event of default, such provision shall be deemed to be "materially different" and to restrict the ability of Nortel Networks to transfer such shares for the purposes of this clause (iii)(A)), or (B) materially and adversely affects the ability of the Existing Venture to make payments in redemption of the New Membership Interest as contemplated by Exhibit H or any other payments due or to become due to Nortel Networks or its Affiliates (whether under the Agreement or any Ancillary Agreement or otherwise)."

         "(g)     New Membership Interest Balance. The New Membership Interest
         Balance shall not exceed $100,000,000.00."

         N. Article IX of the Original Agreement shall be amended by deleting Section 9.01(c) in its entirety and inserting the following in lieu thereof:

         "(c)     Delay. At any time prior to the Effective Time, by Nortel
         Networks or, if the Company's Board of Directors so determines, by the Company, in the event that the Transactions are not consummated by the Outside Closing Date except to the extent that the failure of the Transactions then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c) which action or inaction is in violation of its obligations under this Agreement."

         O. Exhibit A to the Original Agreement shall be deleted and replaced with Exhibit A to this Amendment, Exhibit C to the Original Agreement shall be deleted and replaced with Exhibit B to this Amendment, Exhibit E to the Original Agreement shall be deleted and replaced with Exhibit C to this Amendment, Exhibit D to this Amendment shall be added as Exhibit F-2 to the Agreement, Exhibit H to the Original Agreement shall be deleted and replaced with Exhibit E to this Amendment, Exhibit F to this Amendment shall be added as Exhibit I-2 to the Agreement, Exhibit G to this Amendment shall be added as Exhibit J to the Agreement, Schedule 5.01(b) to this Amendment shall be added as Schedule 5.01(b) to the Agreement and Schedule 8.01(f) to this Amendment shall be added as Schedule 8.01(f) to the Agreement.

         P. Section 6.01(b)(iii) of the Company Disclosure Schedule is hereby deleted and replaced with Exhibit H to this Amendment.

         Q. Except for the amendments expressly set forth above, the Original Agreement shall remain unchanged and in full force and effect.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         A. Each of the parties hereto represents and warrants to the other that it has all requisite power and authority to execute and deliver, and to perform its obligations under, this Amendment.

         B.       The Company hereby represents and warrants that

             (1) Subject, in the case of the consummation of the Merger, to receipt of the requisite approval and adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, the Company Board having unanimously adopted a resolution approving such "agreement of merger" and declaring its advisability, with Mr. John Ian Craig abstaining, this Amendment and all applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment have been duly authorized by all necessary corporate action of the Company, Newco and Transition and their respective Boards of Directors (assuming that neither Nortel Networks nor Nortel Networks LLC is an "interested stockholder" of the Company, Newco or Transition under Section 203 of the DGCL immediately before the execution and delivery of the Agreement), prior to the date hereof (which action has not been rescinded or modified in any way). The execution and delivery of this Amendment and all applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment by the Company, Newco and Transition have been duly authorized by the respective Boards of Directors of the Company, Newco and Transition and by the Company as the sole shareholder of Newco and by Newco as the sole shareholder of Transition. No other corporate proceedings on the part of Newco or Transition are necessary to authorize this Amendment or any of the applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment.

         (2) This Amendment and each amendment and/or restatement of each of the pre-existing Ancillary Agreements to be executed and delivered as of the date hereof constitutes, and each other Ancillary Agreement when executed and delivered at the Closing will constitute, a legal, valid and binding obligation of the Company, Newco and/or Transition, as applicable, enforceable in accordance with the terms of this Amendment or such Ancillary Agreement, as the case may be (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether considered at law or in equity).

         C. Nortel Networks and Nortel Networks LLC hereby represent and warrant that

             (1) This Amendment and all applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment have been duly authorized and approved by all necessary corporate action of Nortel Networks and Nortel Networks LLC and their respective Board of Directors and Managing Member prior to the date hereof (which action has not been rescinded or modified in any way). The execution and delivery of this Amendment and all applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment by Nortel Networks and Nortel Networks LLC have been duly authorized by all requisite corporate or limited liability company (as applicable) action on the parts of Nortel Networks and Nortel Networks LLC. No other corporate proceedings on the parts of Nortel Networks and Nortel Networks LLC are necessary to authorize this Amendment or any of the applicable additional Ancillary Agreements and amendments to and/or restatements of pre-existing Ancillary Agreements contemplated by this Amendment.

             (2) This Amendment and each amendment and/or restatement of each of the pre-existing Ancillary Agreements to be executed and delivered as of the date hereof constitutes, and each other Ancillary Agreement when executed and delivered at the Closing will constitute, a legal, valid and binding obligation of Nortel Networks and/or Nortel Networks LLC, as applicable, enforceable in accordance with the terms of this Amendment or such Ancillary Agreement, as the case may be (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether considered at law or in equity).

                                   ARTICLE III
                                  MISCELLANEOUS

         The provisions of Article X of the Original Agreement shall apply to this Amendment as if set forth herein in their entirety. To the extent that any provisions of the Existing Venture Operating Agreement are inconsistent with the provisions of the Agreement or impose any additional requirements for the execution and delivery of this Amendment, the Original Agreement or any Ancillary Agreement or the consummation of the Transactions, the Existing Venture Operating Agreement shall be deemed amended hereby in all respects necessary to eliminate all such inconsistencies and additional requirements.

              [Remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                       ANTEC CORPORATION



                                       By: /s/ Lawrence A. Margolis
                                          -------------------------------------
                                          Name: Lawrence A. Margolis
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


                                       NORTEL NETWORKS INC.



                                       By: /s/ Craig A. Johnson
                                              ---------------------------------
                                              Name: Craig A. Johnson
                                              Title:


                                       BROADBAND PARENT CORPORATION



                                       By: /s/ Lawrence A. Margolis
                                           ------------------------------------
                                           Name: Lawrence A. Margolis
                                           Title: Vice President and Secretary


                                       BROADBAND TRANSITION CORPORATION



                                       By: /s/ Lawrence A. Margolis
                                           ------------------------------------
                                           Name: Lawrence A. Margolis
                                           Title: Vice President and Secretary


                                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                       NORTEL NETWORKS LLC



                                       By: /s/ Craig A. Johnson
                                          -------------------------------------
                                          Name: Craig A. Johnson
                                          Title:


                                       ARRIS INTERACTIVE L.L.C.



                                       By: /s/ David B. Potts
                                          -------------------------------------
                                          Name: David B. Potts
                                          Title: Vice President and
                                                 Chief Financial Officer

                                    EXHIBIT E
          TERMS OF NEW MEMBERSHIP INTEREST (EXHIBIT H TO THE AGREEMENT)

ISSUER:                    Existing Venture.

INITIAL HOLDER:            Nortel Networks LLC (together with any transferee,
                           the "Holder").

NATURE OF INTEREST:        Limited liability company interest.

INITIAL CAPITAL            New Membership Interest Balance.
ACCOUNT BALANCE:

DISTRIBUTION               Subject to the subordination provisions, if (i)
PREFERENCE IN              bankruptcy occurs and (ii) the Holder (or a
BANKRUPTCY;                transferee) remains a member, no other member of the
PREFERRED                  Existing Venture shall be entitled to receive any
RETURN:                    distributions until the Holder has received (i) the
                           New Membership Interest Balance and (ii) a return on the Holder's Invested Capital (to be defined) at the rate of 10% per annum, compounded annually
                           ("Preferred Return").

MANDATORY                  Subject to the following paragraph and the
REDEMPTION:                subordination provisions, the New Membership Interest
                           shall be redeemed for cash (A) after the first six months after the Closing, at the rate of $33 million per fiscal quarter (the "Maximum Quarterly Nortel
                           Redemption"), and (B) in any event, in full at the earlier of (i) the date occurring six months after the final maturity of the Bank Facility (as defined below), (ii) a "change of control" of Newco, (iii) bankruptcy and (iv) acceleration of the Bank
                           Facility.

                           During the first six months after the Closing, the Existing Venture shall not be obligated and shall not be permitted to make any redemption payments to Holder. After such six month period, for so long as any Senior Debt is outstanding, (1) the quarterly cash redemption obligation of the Existing Venture under clause (A) of the preceding paragraph shall not arise with respect to any particular fiscal quarter unless (a) prior to the date on which such cash redemption is made, the borrowers under the bank facility (the "Bank Facility") (the "Borrowers") are in compliance with all of their reporting requirements under the Bank Facility with respect to the immediately preceding fiscal quarter; (b) after giving pro forma effect to the cash redemption, no default or event of default shall have occurred and be continuing under the Bank Facility, and (c) the Existing Venture and the Company have certified under the Bank Facility, in the manner required by the terms of the Bank Facility, that the statement in clause (b) above is correct and that, after giving pro forma effect to such cash redemption, the Borrowers have excess availability of at least $75 million available under the Bank Facility, and (2) the Existing Venture's redemption obligations under clause (B) of the preceding paragraph shall not become payable.

                           The New Membership Interest shall be redeemed in full at such time as the Holder has received cash redemption payments equal, in the aggregate, to the sum of (x) New Membership Interest Balance and (y) the Preferred Return on the Invested Capital to the time of such redemption.

                           For the avoidance of doubt, the foregoing limitations on the Holder's ability to exercise its redemption rights with respect to the New Membership Interest shall not apply to any other payments to be made by the Existing Venture, the Company or Newco (or any of their Affiliates) to Nortel Networks or any of its Affiliates (including Nortel Networks LLC), whether pursuant to the Agreement or any of the Ancillary Agreements, in connection with purchases of goods and/or services or licenses of intellectual property rights as of and after the Closing, or otherwise (including payments with respect to the Inventory and the German Inventory specified on Schedule 8.01(f) to the Agreement).

                           Notwithstanding anything to the contrary contained in the preceding two sentences, the Existing

                           Venture will only be obligated to make, and will only be permitted to make, the Closing Date Nortel Redemption if the Borrowers shall have certified under the Bank Facility, in the manner required by the terms of the Bank Facility, that (i) after giving pro forma effect to such Closing Date Nortel Redemption, no default or event of default shall have occurred under the Bank Facility, and (ii) after giving pro forma effect to such Closing Date Nortel Redemption, the Borrowers shall have excess availability of at least $85 million under the Bank Facility; provided that if the Existing Venture makes the Closing Date Nortel Redemption, the Maximum Quarterly Nortel Redemption shall be reduced by an amount equal to (aa) the Nortel Redemption Amount divided by (bb) 3.

COLLATERAL:                None.

GUARANTOR:                 Issuer's Parent, on an unsecured, subordinated basis
                           (see Exhibit I-2 to the Agreement).

MANDATORY                  For so long as any Senior Debt is outstanding, (x) if
EXCHANGE FOR               any of the Company, Newco or any of their Affiliates
NEW SECURITIES:            (other than the Existing Venture) enter into an
                           agreement to sell all or any portion of their membership interests in the Existing Venture, (y) if the applicable agents for the holders of the Senior
                           Debt (the "Agents") forecloses on any of the membership interests in the Existing Venture, otherwise effects a sale in lieu of foreclosure or otherwise exercises any rights or remedies of a secured creditor with respect to such membership interests or (z) during the continuance of an event of default under the Senior Debt, upon notice from the requisite lenders, the New Membership Interest shall be exchanged for (i) Newco common stock with a value equal to the unredeemed portion of the New
                           Membership Interest Balance plus the Preferred Return accrued to the date of exchange, (ii) Newco preferred stock with economic and other terms substantially equivalent to those of the New Membership Interest
                           (which preferred stock shall, if the Holder so elects prior to the exchange, be convertible into Newco common stock), (iii) a subordinated note of Newco with a maturity date six months after the final maturity of the Bank Facility in an amount equal to the unredeemed portion of the New Membership Interest
                           Balance plus the Preferred Return accrued to the date of exchange (which subordinated note shall, if the Holder so elects prior to the exchange, be convertible into Newco common stock), or (iv) any combination of the foregoing, in each case as selected by the Holder (the securities or other instruments receivable by the Holder in such exchange, the "New Securities"); provided that the Holder shall not be entitled to select the kind of New Securities which would trigger the change of control or put rights provisions of the Company's convertible subordinated notes issued under the Indenture (as modified in connection with the Supplemental Indenture to be entered into pursuant to
                           Section 7.15 of the Agreement). Upon the exchange of the New Membership Interest for the New Securities as set forth above, the New Membership Interest would be completely extinguished (including, without limitation, any preference or other claim) and Holder would have no rights or claims whatsoever with respect to the Existing Venture under the New
                           Membership Interest.

NEGATIVE COVENANTS:        None

AFFIRMATIVE                The Existing Venture shall be obligated to the Holder
COVENANTS:                 to comply with all reporting requirements under the
                           terms of the Senior Debt, to make all requisite certifications to the lenders, so as to enable the exercise of the Holder's redemption rights. In addition, delivery of monthly, quarterly and annual financial statements; keep proper books and records;
                           notice of defaults (under both the terms of the New
                           Membership Interest and the Senior Debt); further assurances.

SUBORDINATION:             All obligations to Holder (under the New Membership
                           Interest, the Guarantee and the New Securities, if
                           any) will be subordinated to all obligations under the Bank Facility and other Senior Debt (to be defined to include any refinancing, replacement, amendment, restatement or other modification of the Bank Facility) up to $175,000,000 in aggregate principal amount
                           ($200,000,000 if the Bank Facility is increased to such amount as contemplated by the commitment letters for the Contemplated Financing attached as Exhibit A to the Agreement).

                           Full and complete subordination of obligations under New Membership Interest, Guaranty and obligations of Newco upon extinguishment of the New Membership Interest, to be in form and substance satisfactory to the Agents in their sole discretion. During the continuance of a payment default under the Bank Facility of which Holder has received notice, no redemptions will be made until the Bank Facility is paid in full in cash. Subject to restrictions contained in the paragraph on Mandatory Redemptions, as for any continuing non-payment default under the Bank Facility and of which Holder has notice, there shall be a 179 day blockage period on redemption, such blockage to be exercisable no more than once in any 365 day period. Subject to restrictions contained in paragraph on Mandatory Redemptions, once the event of default is cured or waived, the Existing Venture shall pay to Holder all payments which were blocked.

TRANSFERABILITY:           The New Membership Interest shall be freely
                           transferable by the Holder with no requirement of consent of any other party, provided that any transferee shall be required to agree to be bound by all of the obligations of the transferor with respect to the transferred interest (including the subordination provisions).

OTHER PROVISIONS:          Other customary and appropriate terms and provisions.

                                    EXHIBIT F
              TERMS OF THE GUARANTY (EXHIBIT I-2 TO THE AGREEMENT)

GUARANTOR:        Newco

GUARANTEE:        Nortel Networks LLC (together with any transferee, the
                  "Holder")

COLLATERAL:       None

GUARANTEED        Full and prompt payment and performance (and not just of
OBLIGATIONS:      collection) of all obligations of the Existing Venture arising under, based on or in connection with the New Membership
                  Interest, including but not limited to Issuer's obligations to make redemption payments to the Holder in accordance with the terms thereof. The Guaranty shall be absolute, unconditional, unlimited and continuing, subject only to the subordination in favor of the Lenders.

COVENANTS:        Guarantor will, and will cause the Existing Venture and the
                  Company to, comply with all of their respective reporting requirements under the terms of the Senior Debt and make all requisite certifications to the Lenders, so as to enable the exercise of the Holder's New Membership Interest redemption rights. Guarantor also shall not be permitted to make any dividend payments (and this covenant shall remain in effect notwithstanding any exchange of the New Membership Interest pursuant to the "Mandatory Exchange for New Securities" provisions set forth in Exhibit H to the Agreement and the termination of the Guaranty in connection therewith).

SUBORDINATION:    See "Subordination" section in Exhibit H to the
                  Agreement ("Terms of New Membership Interest").

TRANSFERABILITY   The Guaranty shall be fully transferable by the Holder to
                  any transferee(s) of the New Membership Interest, without the need for consent or any further action by Guarantor or any other party, and upon any such transfer(s) shall continue to be binding on Guarantor in full force and effect, provided that any transferee shall be required to agree to be bound by all of the obligations of the transferor with respect to the New Membership Interest and the Guaranty (including the subordination provisions).

OTHER TERMS:      The Guaranty shall contain other provisions typical for an unlimited and unconditional guaranty, including but not limited to waivers of notice, diligence, defenses, unenforceability of underlying obligation, etc.; no subrogation until payment in full; no contest with the Holder, and payment of the Holder's collection costs and interest.